Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BOSTON BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

jcummins@sidley.com (212) 839-5374	FOUNDED 1866

February 4, 2014

The New Home Company Inc.

95 Enterprise, Suite 325

Aliso Viejo, California 92656

Re:	The New Home Company Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed on the date hereof by The New Home Company Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of 1,644,875 shares of common stock, par value $0.01 per share, of the Company (the “Plan Shares”) issuable or reserved for issuance pursuant to The New Home Company Inc. 2014 Long-Term Incentive Plan (the “Plan”).

As counsel to the Company, we have examined and relied upon copies of the Plan, the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, the Bylaws of the Company and resolutions of the Board of Directors of the Company relating to the Plan and the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for examination. We have also assumed, to the extent relevant to the opinion set forth herein, that the Company was duly organized and at all relevant times was and will be validly existing and in good standing under the laws of the State of Delaware.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that each Plan Share that is newly issued pursuant to the Plan will be validly issued, fully paid and non-assessable when: (a) the Registration Statement shall have become effective under the Securities Act; (b) such Plan Share shall have been duly issued and delivered in the manner contemplated by the Plan; and (c) a certificate in due and proper form representing such Plan Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto against payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the terms of the Plan or, if any such Plan Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Plan Share to the person entitled thereto upon payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the terms of the Plan.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP